Exhibit 4.9

HANDHELD ENTERTAINMENT, INC.

STOCK ISSUANCE AGREEMENT

This Stock Issuance Agreement is made and entered into as of the ___ day of ____, 200__, by and between HandHeld Entertainment, Inc., a Delaware corporation (the “Company”) and _________, an individual (the “Purchaser”).

Whereas, Purchaser has been given access to all information requested by Purchaser relevant to the business, financial condition and prospects of the Company; and

Whereas, Purchaser is an employee or contractor of the Company and desires to purchase shares of its Common Stock ($0.0001 par value); and

Whereas, the Company desires to encourage the ownership of the Company by its valuable employees and contractors;

NOW THEREFORE, in consideration of the mutual agreements and representations contained herein, the parties hereto agree as follows:

1. Purchase and Sale of Shares. Purchaser hereby purchases an aggregate of __________ shares of the Common Stock ($0.0001 par value) of the Company (the “Shares”), for a per share consideration of _____ to be paid to the Company in the form of past services rendered to the Company. The Company hereby sells the Shares to Purchaser.

2. Payment of Consideration and Delivery of the Shares. The Company hereby acknowledges receipt of Purchaser’s consideration for the Shares. The Company shall instruct its transfer agent to prepare the appropriate stock certificate which will be duly executed by the Company officers and delivered to Purchaser.

3. Company Representations. The Company represents to Purchaser that the business and financial information provided to Purchaser in connection with Purchaser’s proposed purchase of the Shares is in all material respects accurate except as to matters wherein the information has been superseded by developments in the ordinary course of the business of the Company. Further, the Company represents that the Shares, when issued, will be fully paid, non-assessable shares of Common Stock (without par value) of the Company, duly outstanding and free and clear of all liens and encumbrances other than any such that may arise out of the personal affairs of Purchaser.

4. Purchaser Representations. Purchaser represents to the Company as follows:

a) Purchaser is purchasing the Shares for Purchaser’s own account and not with a view to or in connection with the resale or distribution thereof.

b) Purchaser understands that the certificate representing the Shares will bear a restrictive legend, to wit:

“The securities represented by this certificate have not been registered under the Federal Securities Act of 1933, as amended (the Act”) or qualified under the California Corporate Securities Law of 1968, as amended (the “Law”) or any other state securities law. The securities have been acquired for investment and neither said securities nor any interest therein may be transferred, sold or offered for sale unless (1) there is an effective registration statement for the securities under the Act and qualification under the Law and any other applicable state securities law, (2) such transfer is made in compliance with Rule 144 under the Act and pursuant to qualification under the Law and any other applicable state securities law or exemption therefrom, or (3) there is an opinion of counsel satisfactory to the Corporation that such registration and qualification are not required as to said transfer, sale or offer.”

c) Purchaser has been given access to all such business and financial information concerning the Company which Purchaser has requested in connection with Purchaser’s evaluation of the risks and merits of an investment in the Company. In addition, Purchaser has had access to the officers and other personnel of the Company and has had sufficient opportunity to ask and receive answers to all questions concerning the Company Purchaser has deemed important to such investment decision.

d) Purchaser understands that the Company is a development stage Company subject to numerous risks including, without limitation, the risk that it will not be able to raise sufficient additional equity capital to reach the point where it will be able to meet all of its normal recurring expenses out of revenues generated from operations.

e) Purchaser is experienced in the management of Purchaser’s own financial affairs and investments and has not relied upon the advice of any other person in reaching the decision to invest in the Company.

f) Purchaser is an “Accredited Investor”, as that term is defined in Rule 501(a) promulgated by the Securities and Exchange Commission under the Act.

g) Purchaser understands that the information given to the Company by Purchaser, including the representations made herein, is of material importance to the Company and its other shareholders in connection with the Company’s compliance with applicable Federal and State securities laws. Purchaser represents that all such information is accurate in all material respects.

5. Miscellaneous.

a) This Agreement is being entered into in the State of California and shall be governed by the laws of that State.

b) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one document.

IN WITNESS WHEREOF, Purchaser has duly executed this Agreement, and the Company has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

HANDHELD ENTERTAINMENT, INC.		PURCHASER:

By:		By:
	(sign)		(sign)

Name:		Name:
	(print)		(print)

Address:		Address: